                                                                                                    EXHIBIT 12


                                              NORTHWEST NATURAL GAS COMPANY
                                    Computation of Ratio of Earnings to Fixed Charges
                                              Jan.1, 1995 - Sept. 30, 2000
                                            (Thousands, except ratio amounts)
                                                       (Unaudited)


                                                                                           12 Months  Nine Months
                                                  Year Ended Dec. 31                         Ended       Ended
                               ---------------------------------------------------------   Sept. 30,   Sept. 30,
                                  1995       1996         1997        1998        1999        2000        2000
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Fixed Charges, as Defined:
  Interest on Long-Term Debt   $  23,141   $  23,176   $  24,904   $  27,389   $  27,728   $  29,844   $  22,658
  Other Interest                   2,252       3,448       4,500       4,909       2,778       2,976       2,166
  Amortization of Debt
    Discount and Expense             882         865         730         714         699         725         547
  Interest Portion of
    Rentals                        1,764       1,798       2,111       1,986       1,707       1,640       1,212
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total Fixed  Charges, as
    defined                    $  28,039   $  29,287   $  32,245   $  34,998   $  32,912   $  35,185   $  26,583
                               =========   =========   =========   =========   =========   =========   =========


Earnings, as Defined:
  Net Income                   $  38,065   $  46,793   $  43,059   $  27,301   $  45,296   $  43,269   $  29,240
  Taxes on Income                 22,120      27,347      21,034      14,604      24,591      22,056      14,772
  Fixed Charges, as above         28,039      29,287      32,245      34,998      32,912      35,185      26,583
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total Earnings, as defined   $  88,224   $ 103,427   $  96,338   $  76,903   $ 102,799   $ 100,510   $  70,595
                               =========   =========   =========   =========   =========   =========   =========

Ratio of Earnings to Fixed
 Charges                            3.15        3.53        2.99        2.20        3.12        2.86        2.66
                               =========   =========   =========   =========   =========   =========   =========


A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.